Valeritas’ V-Go® Wearable Insulin Delivery Device Demonstrates 24% Reduction in Total Daily Insulin Dosage and Lower A1C Compared to Standard Insulin Treatment

BRIDGEWATER, New Jersey, April 8, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, today announced the V-GoAL randomized controlled trial of 415 patients across 52 sites. V-Go users lowered their average blood sugar levels (A1C) while using 24% less total daily insulin at a lower cost per day.

The V-GoAL manuscript was peer-reviewed, accepted, and published in The Journal of Health Economics and Outcomes Research (JHEOR). The study was conducted by HealthCore, Inc., a wholly-owned and independently operated subsidiary of Anthem, Inc.

“The V-GoAL clinical study demonstrates that patients with type 2 diabetes who used V-Go as prescribed, effectively and safely lowered their A1C blood sugar levels and average insulin daily dose compared with standard treatment optimization (STO),” said John Timberlake, President and Chief Executive Officer of Valeritas. “Over the past several years, Valeritas has compiled strong, real-world evidence consistently demonstrating the clinical benefits of V-Go for patients with type 2 diabetes. We expect this trend to continue.”

This prospective clinical study of 415 patients with type 2 diabetes ---- titled V-GoAL - A Pragmatic Clinical Trial to Compare the Real-World Effectiveness of V-Go Versus Standard Delivery of Insulin in Patients with Advanced Type 2 Diabetes --- compared V-Go to STO in a real-world, community-based practice setting. After four months of use, patients using V-Go had a significantly greater reduction in average A1C levels (p<0.001) than the STO group. This decrease in average A1C levels in the V-Go group occurred despite a significant reduction in mean insulin daily dose of approximately 24%.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com